UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-26412

                          Union Acceptance Corporation
                          ----------------------------
             (Exact name of registrant as specified in its charter)

     250 North Shadeland Avenue, Indianapolis, Indiana 46219 (317) 231-6400
     ----------------------------------------------------------------------
       (Address, including zip and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock without par value
                         ------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(l)(i)        |X|
         Rule 12g-4(a)(l)(ii)       |_|
         Rule 12g-4(a)(2)(i)        |_|
         Rule 12g-4(a)(2)(ii)       |_|
         Rule 12h-3(b)(l)(i)        |X|
         Rule 12h-3(b)(l)(ii)       |_|
         Rule 12h-3(b)(2)(i)        |_|
         Rule 12h-3(b)(l)(ii)       |_|
         Rule 15d-6                 |_|

     Appropriate number of holders of record as of the certification or notice date: 102

     Pursuant to the requirements of this Securities Exchange Act of 1934 Union Acceptance Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 17, 2003       By: /s/ Lee N. Ervin
                               -------------------------------------------------
                               Lee N. Ervin, President & Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.